EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SALES FOR OCTOBER 2006 AND
ANNOUNCES REDEMPTION OF $25 MILLION OF SENIOR NOTES

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Company Reiterates Expectation to Exceed Earnings Guidance for Fourth Quarter,
Excluding One-Time Expense from Debt Repurchase

Philadelphia, PA, November 2, 2006—Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced preliminary net sales for the month of October 2006 and announced the approval by its Board of Directors of the redemption of $25 million principal amount of its outstanding 11 1/4% Senior Notes.  This $25 million redemption of Senior Notes, which is expected to be completed on or about December 8, 2006, is in addition to the Company’s previously announced and completed repurchase of $10 million principal amount of its Senior Notes during August and September of 2006.  The Company also reiterated that, excluding the one-time expense related to the repurchase of $10 million of Senior Notes during the fourth quarter, it expects to exceed its previous earnings guidance for the fourth quarter of fiscal 2006 ended September 30, 2006.

Preliminary comparable store sales for October 2006 decreased approximately 5.2% (based on 1,460 locations) versus a comparable store sales increase of 1.7% for October 2005 (based on 1,028 locations).  Comparable store sales for the months of September and October 2006 combined increased approximately 2.4% versus a comparable store sales increase of 1.8% for the months of September and October 2005 combined.  The comparable store sales decrease of 5.2% for October 2006 was unfavorably impacted by approximately 4 percentage points due to having four Saturdays in October 2006 compared to five Saturdays in October 2005.  Thus, excluding the impact of the unfavorable “days adjustment”, the Company estimates that its comparable store sales for October 2006 would have decreased approximately 1.2%.  In addition, as reflected in its October 5, 2006 press release, the Company believes that the much more favorable weather this September versus last year resulted in some early Fall sales shifting into September from October compared to last year, thus helping the Company’s September sales performance and hurting its October sales performance.   The Company stated in its October 5, 2006 press release that its comparable store sales increase of 10.6% for September 2006 was favorably impacted by approximately 4 percentage points due to having five Saturdays in September 2006 compared to four Saturdays in September 2005, and was aided by generally favorable weather for the sale of Fall apparel, compared to last September’s unfavorable warmer than normal weather in much of the United States and last September’s hurricanes affecting the Gulf Coast region.  Thus, the Company believes that the comparable store sales for the months of September and October 2006 combined, which increased approximately 2.4% versus the months of September and October 2005 combined, gives a more meaningful view of the Company’s sales performance than sales results for either month alone.

Preliminary net sales for the month of October 2006 decreased approximately 1.5% to approximately $47.5 million from $48.2 million reported for the month of October 2005.  The decrease in net sales for October 2006 was primarily driven by decreased comparable store sales, partially offset by increased sales from the Company’s licensed arrangement with Kohl’s®.  Preliminary net sales for the months of September and October 2006 combined increased approximately 3.2% versus the months of September and October 2005 combined.  During October 2006, the Company closed 3 stores, including 1 store closing related to a prior period multi-brand store opening, and did not open any stores.  As of the end of October 2006, the Company operates 807 stores, 786 leased department locations and 1,593 total retail locations, compared to 852 stores, 741 leased department locations and 1,593 total retail locations operated at the end of October 2005.  During the month of October, the Company opened 57 leased department locations and closed 2 leased department locations.

The Company’s Board of Directors has approved the redemption of $25 million principal amount of the Company’s outstanding 11 1/4% Senior Notes.  The redemption will be at a price of 105.625% of principal amount, plus accrued interest, pursuant to the optional redemption provisions of the indenture of the Senior Notes.  This $25 million redemption of Senior Notes, which is expected to be completed on or about December 8, 2006, is in addition to the previously announced and completed repurchase of $10 million principal amount of the Senior Notes during August and September of 2006.  The Company has previously disclosed that it expects the $10 million repurchase of Senior Notes will result in a one-time after-tax expense of approximately $0.09 to $0.10 per share in the fourth quarter of fiscal 2006, and will result in increased after-tax earnings (through a reduction in net interest expense) of approximately $0.07 per share annually, beginning in fiscal 2007.  The Company expects the $25 million repurchase of Senior Notes in December 2006 (the first quarter of fiscal 2007) will result in a one-time after-tax expense of approximately $0.20 to $0.21 per share in the first quarter of fiscal 2007, and will result in subsequent increased after-tax earnings (through a reduction in net interest expense) of approximately $0.16 to $0.17 per share annually.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “When we released sales for September, we indicated that our stronger than expected September sales were aided by the much more favorable weather this September versus last September, which gave an early boost to sales of Fall merchandise and may have resulted in some early Fall sales shifting into September from October compared to last year.  With the benefit of hindsight, we believe this shift was significant.  Thus, although our sales in October were weaker than planned, we attribute this to the weather-driven shift in early Fall sales into September from October, and we believe that looking at results for the two months combined gives a more meaningful view of our sales performance.  For the months of September and October combined, which eliminates this shift in the onset of Fall-like weather and eliminates the impact of gaining a Saturday in September and losing a Saturday in October compared to last year, our comparable store sales increased approximately 2.4%, reflecting continued strong sales performance and in line with our planned comparable store sales increase for fiscal 2007 of between 1% and 3%.  During October, we also continued to experience strong improvement in gross margin versus last year, driven by decreased price promotional activity compared to last year, as well as a continued reduction in our product costs.  Also, our inventory levels are in good shape, with overall inventory lower than a year ago, as we continue to tightly plan our inventory levels relative to sales.

“As we stated in our October 5, 2006 press release, with our strong sales performance for the fourth quarter of fiscal 2006, a favorable price promotional environment compared to last year, and our tight expense controls, we expect to beat our previous fourth quarter earnings per share guidance, which was a loss of between $(0.34) and $(0.10) per share after stock option expense.  This earnings guidance excludes the one-time after-tax expense of approximately $0.09 to $0.10 per share from the repurchase of $10 million of our Senior Notes during the fourth quarter of fiscal 2006.

“Given our significant balance of cash and short-term investments, our continued confidence in our business, and our planned continued generation of strong free cash flow during fiscal 2007 and beyond, we are redeeming $25 million principal amount of our Senior Notes, which is in addition to the $10 million principal amount of Senior Notes we repurchased in August and September.  We strongly believe that this is a very attractive use of our excess cash, which is accretive to ongoing earnings, reduces our financial leverage, and shows our commitment to continuing to increase shareholder value while maintaining significant financial liquidity.  As of September 30, 2006, which reflects the $10 million principal amount of Senior Notes we repurchased prior to this date, our balance of cash and cash equivalents plus short-term investments was approximately $29 million, we had no direct borrowings under our credit facility, and we had approximately $51 million of availability under our credit facility.  After giving effect to both the $10 million repurchase already made and the $25 million redemption to be completed on or about December 8, 2006, we will have $90 million outstanding principal amount of the original $125 million principal amount of our Senior Notes.

“Looking forward, we continue to feel very good about our product lines and our inventory position, and we feel very confident about our business.  We are optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and continuing our strategic transition, as we expect to see a continuation of our improved sales and gross margin trends and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our Sears® and Kohl’s® initiatives, and the continued rollout of our multi-brand stores.

 “We will report results for our fourth quarter and hold an investor conference call on November 21, 2006, at which time we will provide additional information related to our results for the fourth quarter, our future financial guidance, and our strategic business initiatives.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of October 31, 2006, Mothers Work operates 1,593 maternity locations, including 807 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding preliminary and expected net sales and results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing retail locations, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.